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                                                                    Exhibit 99.1


news release                                           [TENNECO AUTOMOTIVE LOGO]





          Contacts:      Jane Ostrander
                         Media Relations
                         847 482-5607
                         jane.ostrander@tenneco-automotive.com

                         Leslie Hunziker
                         Investor Relations
                         847 482-5042
                         leslie.hunziker@tenneco-automotive.com


               TENNECO AUTOMOTIVE MAKES VOLUNTARY DEBT PRE-PAYMENT

Lake Forest, Illinois, January 31, 2005 - Tenneco Automotive (NYSE: TEN) announced today that the company will make a voluntary $40 million cash pre-payment on its $396 million Term Loan B credit facility, which matures in December 2010.

"We remain committed to our number one priority of generating cash to pay down debt," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "Our sharp focus on business growth, cost reduction and operational improvement over the last five years has increased earnings and improved working capital, both strategies for generating cash for debt reduction."

The company will make the cash pre-payment as a result of strong cash performance in 2004, having ended the year with cash balances of $214 million and no borrowings outstanding on its $220 million revolver or $180 million letter of credit facility.

The pre-payment will reduce interest expense by about $2 million annually.

Tenneco Automotive is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,800 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

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